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                                                                    Exhibit 3.11


                           CERTIFICATE OF DESIGNATIONS
                                       OF
                  SERIES B JUNIOR PARTICIPATING PREFERRED STOCK
                                       OF
                               ARCH WIRELESS, INC.

      Arch Wireless, Inc. (hereinafter referred to as the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      At a duly convened meeting of the Board of Directors of the Corporation, a resolution was adopted pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Restated Certificate of Incorporation, as amended, and pursuant to Section 151 of the General Corporation Law of the State of Delaware approving an increase in the number of shares of the Corporation designated as Series B Junior Participating Preferred Stock from 300,000 to 500,000 shares, and declaring such increase to be advisable. The resolution setting forth the increase is as follows:

RESOLVED:   That the Board of Directors deems it advisable and in the best interest of the Corporation and its stockholders that the number of shares of the Corporation designated as Series B Junior
            Participating Preferred Stock be, and hereby is, increased from 300,000 to 500,000 shares.

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Designations to be signed by its Chairman of the Board and Chief Executive Officer this 15th day of May, 2001.

                                    ARCH WIRELESS, INC.



                                    By:   /s/ C. Edward Baker, Jr.
                                        ------------------------------------
                                        C. Edward Baker, Jr.
                                        Chairman and Chief Executive Officer




[CORPORATE SEAL]